Exhibit 99.1

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology.  Similarly, statements that describe Western’s objectives, plans or goals are forward-looking.  Western’s forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding Western and its industry.  These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict, including those discussed below.  Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements.  Readers of this prospectus are cautioned not to place undue reliance on forward-looking statements since, while Western believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.  This cautionary statement is applicable to all forward-looking statements contained in this prospectus and the material accompanying this prospectus.

RISK FACTORS

Risk Factors Relating to the Offer

The exchange ratio for the offer is fixed and will not be adjusted.  Because the market price of shares of Western common stock may fluctuate, ITEX stockholders cannot be sure of the market value of the shares of Western common stock that they will receive in the offer.

Subject to the terms and conditions of the offer, each outstanding share of ITEX common stock that is accepted for exchange pursuant to the offer will be exchanged for ..06623 shares of Western common stock. This exchange ratio is fixed and will not be adjusted in case of any increases or decreases in the price of Western common stock or ITEX common stock. If the price of Western common stock declines (which may occur as a result of a number of reasons (many of which are out of Western’s control), including as a result of the risks described in this “Risk Factors” section), ITEX stockholders will receive less value for their shares in the offer than the value calculated pursuant to the exchange ratio on the last full trading day before Western announced its intention to commence the original offer. Because the offer may not be completed until specified conditions have been satisfied or waived (please see the section of this prospectus entitled “The Offer — Conditions of the Offer”), a significant period of time may pass between the commencement of the offer and the time that Western accepts shares of ITEX common stock for exchange. Therefore, at the time you tender your shares pursuant to the offer, you will not know the exact market value of the shares of Western common stock that will be issued to you if Western accepts your shares for exchange. ITEX stockholders are urged to obtain current market quotations for Western and ITEX common stock when they consider whether to tender their shares of ITEX common stock pursuant to the offer.

This transaction may adversely affect the liquidity and value of non-tendered ITEX common stock.

In the event that Western accepts for exchange those shares tendered into the offer, the number of stockholders and the number of shares of ITEX common stock held by individual holders will be reduced.  As a result, the closing of the offer could adversely affect the liquidity and market value of the shares of ITEX common stock.

Western has only conducted a review of ITEX’s publicly available information and has not had access to ITEX’s non-public information.  Any unknown liabilities of ITEX that cause a decrease in ITEX’s share price in the future may have an adverse effect on Western’s profitability and results of operations.

To date, Western has only conducted a due diligence review of ITEX’s publicly available information.  ITEX may be subject to liabilities that Western might have discovered if Western had been permitted to conduct a complete due diligence review of ITEX’s non-public information.  Any such currently unknown liabilities that come to light after the consummation of the offer may cause a decrease in ITEX’s share price.  Such a decline in ITEX’s share price could, as a result of Western’s ownership of ITEX shares, have an adverse effect on Western’s profitability and results of operations.

Western’s verification of the reliability of the ITEX information included in, or omitted from, this prospectus pursuant to Western’s due diligence review of ITEX has been limited by ITEX’s refusal to provide Western with the accounting and other records necessary for Western to fully assess the financial and operating condition of ITEX.  In addition, ITEX’s refusal to provide its independent public accounting firm’s consent may impact your ability to assert or recover on certain claims.

In respect of all information relating to ITEX presented in, or omitted from, this prospectus, Western has relied upon publicly available information, including information publicly filed by ITEX with the SEC.  Although Western has no knowledge that would indicate that any statements contained herein regarding ITEX’s condition, including its financial or operating condition, based upon such publicly filed reports and documents, are inaccurate, incomplete or untrue, Western was not involved in the preparation of such reports and documents.

ITEX has declined to furnish to Western the consent of ITEX’s independent public accounting firm, which is necessary for the filing in the registration statement on Form S-4, of which this prospectus is a part, of that firm’s audit report with respect to the financial statements of ITEX for its fiscal years ended July 31, 2007 and 2006.

On February 20, 2008, under Section 7(a) of the Securities Act and Rule 437 promulgated thereunder, Western submitted to the SEC a request for a waiver of the requirement to include the consent of ITEX’s independent public accounting firm in the registration statement.  On February 22, 2008, subject to specified conditions with which Western has complied or will comply, the SEC granted Western’s waiver request, permitting the registration statement to be declared effective without the consent of ITEX’s independent public accounting firm, which consent would otherwise be required under Section 7(a) of the Securities Act.  The absence of this consent may limit recovery by investors on certain claims, and limit the ability of investors to assert claims against ITEX’s independent public accounting firm, under Section 11 of the Securities Act, for any untrue statements of a material fact contained, or any omissions to state a material fact required to be stated, in ITEX’s audited financial statements included in the registration statement.  The sections of the prospectus containing ITEX financial information or information derived therefrom may, nonetheless, remain expertised under Section 11(b)(3)(c) of the Securities Act so as to provide a “due diligence” defense to third parties involved in the offer based on any claims asserted in connection with the offering of Western common stock as part of the offer.

The market price of Western common stock may decline as a result of the offer, and Western’s common stock could be delisted from the Nasdaq Capital Market.

The market price of Western’s common stock may decline as a result of the offer.  In particular, Western estimates that it will issue approximately 178,821 shares of Western common stock in connection with the offer.  The increase in the number of shares of Western common stock issued may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Western common stock.

Although Western’s common stock was approved for listing, and has commenced trading, on the Nasdaq Capital Market, there can be no assurance that Western’s common stock will continue to meet the requirements for listing on the Nasdaq Capital Market.  It is a condition to the offer that Western’s common stock be approved for listing on the Nasdaq Capital Market or other national securities exchange reasonably acceptable to Western.  If Western’s common stock were to be delisted from the Nasdaq Capital Market, Western may seek to have its common stock listed on another national securities exchange.  Any inability on the part of Western to continue to satisfy the listing requirements of the Nasdaq Capital Market, or to satisfy the initial listing or continued maintenance requirements of another national securities exchange, could result in the anticipated benefits of such listing not being realized and/or the termination or amendment of the offer.

Antitrust authorities may attempt to delay or prevent Western’s acquisition of ITEX shares.

Western does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the proposed transaction, and is not aware of any other material filings that will be required with any regulatory authorities in connection with the proposed transaction.  Western cannot provide any assurance that any necessary approvals will be obtained or that there will not be any adverse consequences to Western’s business resulting from the failure to obtain any required regulatory approvals or from conditions that could be imposed in connection with obtaining any such approvals.  You should be aware that any required regulatory approvals may not be obtained in time and could result in a significant delay in the consummation of the offer.

Upon your receipt of shares of Western common stock in the offer, you will become a stockholder in Western, a Delaware corporation, which may change some of the rights and privileges you hold as a stockholder of ITEX, a Nevada corporation.

Western is a Delaware corporation and is governed by the laws of the State of Delaware and by its certificate of incorporation and bylaws.  The General Corporation Law of the State of Delaware, referred to in this prospectus as the “DGCL,” extends to stockholders rights and privileges that may not exist under Nevada law and, conversely, does not extend other rights and privileges that you may have as a stockholder of a company governed by Nevada law.  The directors of a Delaware corporation may elect to adopt provisions that have the effect of discouraging a third party from acquiring control of the corporation.  These provisions could limit the price that some investors might be willing to pay in the future for shares of Western common stock.  These Delaware provisions may also have the effect of discouraging or preventing transactions involving an actual or a threatened change in control of Western, including unsolicited takeover attempts, even though such a transaction may offer Western stockholders the opportunity to sell their shares of Western common stock at a price above the prevailing market price.  For a detailed discussion of the rights of Western stockholders versus the rights of ITEX stockholders, see the section captioned “Comparison of Stockholders’ Rights.”